Exhibit 3.2
Form 8-K
aVinci Media Corporation
File No. 000-17288

Certificate of Amendment
of
Certificate of Incorporation
of

SECURE ALLIANCE HOLDINGS CORPORATION

Under Section 242 of the General Corporation Law

It is hereby certified that:

1. The name of the corporation is Secure Alliance Holdings Corporation (the “Corporation”).

2. The Certificate of Incorporation of the Corporation is hereby amended by deleting ARTICLE I thereof and inserting in its place the following:

“ARTICLE I: The name of the corporation (which is hereinafter referred to as the “Corporation”) is: aVinci Media Corporation.”

3. The Certificate of Incorporation of the Corporation is hereby amended by deleting ARTICLE IV thereof and inserting in its place the following:

“ARTICLE IV: The number of shares which this corporation shall have authority to issue, itemized by classes, par value of shares, shares without par value, and series, if any, within a class, is

Class	Number of Shares	Par Value Per Share

Common	250,000,000	U.S. $ 0.01
Preferred	50,000,000	U.S. $ 0.01

The holders of stock of the Corporation shall have no preemptive rights to subscribe for any securities of the Corporation.

Simultaneously with the effective date of this Certificate of Amendment (the “Effective Date”), all issued and outstanding shares of common stock (“Existing Common Stock”) shall be and hereby are automatically combined and reclassified as follows: each two (2) shares of Existing Common Stock shall be combined and reclassified (the “Reverse Stock Split”) as one share of issued and outstanding common stock (“New Common Stock”), provided, that there shall be no fractional shares of New Common Stock.  In the case of any holder of fewer than two (2) shares of Existing Common Stock or any number of shares of Existing Common Stock which, when divided by two (2), does not result in a whole number (a “Fractional Shareholder”), the fractional share interest of New Common Stock held by any Fractional Shareholder as a result of the Reverse Stock Split shall be rounded up to the nearest whole share of New Common Stock.

The Corporation shall, through its transfer agent, provide certificates representing New Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock.  From and after the Effective Date, certificates representing shares of Existing Common Stock are hereby canceled and shall represent only the right of the holders thereof to receive New Common Stock.

From and after the Effective Date, the term “New Common Stock” as used in this Article 4 shall mean common stock as provided in this Certificate of Incorporation.  The par value of the common stock shall remain as otherwise provided in Article 4 of this Certificate of Incorporation.”

4. The Amendment of Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and requisite consent of a majority of the outstanding stock of the Corporation has been given in accordance with the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be executed on this 5th day of June, 2008.

SECURE ALLIANCE HOLDINGS CORPORATION

By:
	Name:	Stephen P. Griggs
	Title:	Secretary